Term sheet No. 123BB To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement BB dated June 29, 2007	Registration Statement No. 333-137902 Dated June 29, 2007; Rule 433; Rule 164

Deutsche Bank AG, London Branch

$

13-Month Securities Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return (Non-Principal Protected) due August 4*, 2008

General

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The securities are designed for investors who seek a return linked to the appreciation of the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return. The securities are not principal protected. If the Index declines or does not appreciate sufficiently, you will lose some or all of your initial investment.

•	The securities will pay a Coupon quarterly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.12%.
•	Senior unsecured obligations of Deutsche Bank AG due August 4*, 2008.
•	Minimum denominations of $10,000.
•	The securities are expected to price on or about July 2*, 2007 and are expected to settle on or about July 6*, 2007.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Issue Price:	100% of face amount

Index:	The Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return (the “Index”).

Coupon:	Paid on a quarterly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.

The Coupon for each Coupon Period shall be (i) LIBOR, which shall equal the rate for deposits in U.S. dollars, for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period on Reuters Page LIBOR01, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars, less (ii) 0.12%. If such rate does not appear on Reuters Page LIBOR01, the rate for that date of determination will be determined by the USD Libor rate for the designated maturity that appears on Telerate Page “3750”.

For the initial Coupon Period, the Coupon rate will be determined on the Trade Date based on the 3-month USD LIBOR rate that appears on Reuters Page LIBOR01.

The “designated period” for the determination of LIBOR is equal to (i) for any Coupon Period other than the fifth Coupon Period, three months, and (ii) for the fifth Coupon Period, one month. In the case of an Early Redemption Event (as defined below), you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.

A “London Banking Day” is any date on which commercial banks are open for business in London.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the Initial Coupon Period, to (but excluding) the following Coupon Payment Date.

Coupon Payment Dates:

October 2, 2007, January 2, 2008, April 2, 2008, July 2, 2008 and August 4, 2008. In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date. If such Coupon Payment Date is not an Index Business Day, the Coupon will be paid on the first following day that is an Index Business Day.

Redemption Amount:	A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + 3 x [$10,000 x (Index Return — Adjustment Factor)]

Your investment will be exposed to any decline in the Index. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the face amount of your securities for every 1% that the Index is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 1.2% per year regardless of whether the Index appreciates or declines in value.

You may lose some of your investment at maturity, or some or all of your investment upon Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each an “Early Redemption Event”), as applicable. Even if the Index does not decline, you will lose some or all of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	—	1
Initial Level

Adjustment Factor:	(0.004 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date.

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date and the Adjustment Factor.

Early Redemption at Holder’s Option:

You will have the right on any Index Business Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The face amount of any portion of your securities that remains outstanding must be at least $10,000.

Notice of Early Redemption at Holder’s Option:

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on an Index Business Day at or before 10:00 a.m., New York City time, or the next Index Business Day if such notice is not received on an Index Business Day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by the Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received prior to the applicable redemption date. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:

The Issuer may, in its sole discretion, call the securities in whole (x) on any Index Business Day following any date on which the Calculation Agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the Calculation Agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the Calculation Agent to incur a cost that it would not otherwise incur, or (y) if at any time from and after the Initial Valuation Date and prior to the Maturity Date, the Index Intraday Level during any Index Business Day is equal to or less than 90% of the Initial Level and the Issuer provides notice to the holders of the securities of such event by no later than 3:00 p.m., New York City time, on such day.

An “Index Intraday Level” means the level of the Index as it appears on Reuters Page “DBLCI” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Index Business Day, subject to modification.

Notice of Early Redemption at Issuer’s Option:

The Issuer will give you written notice of early redemption, which shall be effective on the date on which such notice is actually received by you if such notice is received on an Index Business Day at or before 10:00 a.m., New York City time, or otherwise on the next Index Business Day.

Mandatory Prepayment Event:

A “Mandatory Prepayment Event” shall occur if at any time, from and after the Initial Valuation Date and prior to the Maturity Date, the Index closing level on any Index Business Day is equal to or less than 90% of the Initial Level.

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the relevant Final Valuation Date.

Initial Valuation Date:	July 2, 2007.

Final Valuation Date:	In the case of redemption on the Maturity Date, the third Index Business Day prior to the Maturity Date.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York time on an Index Business Day, such Index Business Day or (y) if otherwise on the first Index Business Day following the date on which such request is made.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, in the discretion of the Issuer, either (x) the date on which the notice of the Early Redemption at Issuer’s Option is provided to the holders of the securities or, if such day is not an Index Business Day, the immediately following Index Business Day or (y) the immediately following Index Business Day.

In the case of a Mandatory Prepayment Event, the Index Business Day immediately following the Index Business Day on which the Mandatory Prepayment Event occurred.

Trade Date:	July 2*, 2007.

Settlement Date:	July 6*, 2007.

Early Redemption Event Maturity Date:	3 Index Business Days following the relevant Final Valuation Date

Maturity Date:

August 4*, 2008, subject to an Early Redemption Event and subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.

Index Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

CUSIP:	25153Q 120

ISIN:	US25153Q1206

* Expected.

In the event that we make any change to the expected Trade Date and Settlement Date, the Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$
Total		$$0.00	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement BB dated June 29, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BB dated June 29, 2007: http://sec.gov/Archives/edgar/data/1159508/000119312507147481/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity on the securities. The hypothetical Redemption Amounts set forth below assume an Initial Level of 495.19 and a period of 399 calendar days from the Trade Date to the Final Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Redemption Amount per $10,000 face amount of Securities ($)	Return on Securities (%)
940.861	90%	$36,869	268.69%
891.342	80%	$33,869	238.69%
841.823	70%	$30,869	208.69%
792.304	60%	$27,869	178.69%
742.785	50%	$24,869	148.69%
693.266	40%	$21,869	118.69%
643.747	30%	$18,869	88.69%
594.228	20%	$15,869	58.69%
544.709	10%	$12,868	28.69%
495.190	0%	$ 9,869	-1.31%
445.671	-10%	$ 6,869	-31.31%

A Mandatory Prepayment Event will occur if the Index Closing Level on any Index Business Day is equal to or less than 90% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 495.190 to a Final Level of 643.747. Assuming a period of 399 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $18,869 per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((643.747 / 495.190) – 1 – (0.004 x 399 / 365)] = $18,869

Example 2: The Initial Level and the Final Level of the Index are both 495.190 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 399 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $9,869 per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((495.190 / 495.190) – 1 – (0.004 x 399 / 365)] = $9,869

Example 3: The level of the Index decreases from the Initial Level of 495.190 to a Final Level of 445.671. Assuming a period of 399 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $6,869 per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((445.671 / 495.190) – 1 – (0.004 x 399 / 365)] = $6,869

SELECTED PURCHASE CONSIDERATIONS

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT — The payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 1.2% for each year the securities remain outstanding. The Adjustment Factor is applied to the closing value of the Index on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – OPTIMUM YIELD™ EXCESS RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return. The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn — and its closing level is calculated on an “excess return basis” as described below under “Information Relating to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return”.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The first sentence in that section under the heading “—Tax Treatment of the Securities” is restated for the purposes of this offering to read: “We and, by purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as cash-settled prepaid financial contracts for U.S. federal income tax purposes with associated payments by us to you equal to the stated coupon payments on the securities.”

This treatment is not binding on the Internal Revenue Service (the “IRS”) or a court, and is only one of several possible treatments of the securities for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. No assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Assuming this treatment is respected, upon sale, exchange or retirement of the securities, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment and possibly any amount attributable to accrued but unpaid coupon) and your adjusted tax basis in the Securities. This gain or loss generally will be long-term capital gain or loss if you hold the Securities for more than one year. It is possible, however, that a recomposition of the Index or that a change in the methodology of the Index could be treated as a taxable event, in which case you would be required to recognize gain or, possibly, loss on each recomposition or change of methodology. While the U.S. federal income tax treatment of the stated coupon payments on the Securities is uncertain, to the extent reporting is required, we intend to treat these payments as ordinary income.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the Index Sponsor has stopped publication of the Index or the Index Intraday Level declines 10 or more percent from the Initial Level. In addition, we must redeem the securities in the event the Index closing level on any date is 10% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT — The payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 1.2% for each year the securities remain outstanding. The Adjustment Factor is applied to the closing value of the Index on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level.

•	ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return” — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the effect of the Adjustment Factor. If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor and the calculation agent for the Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Force Majeure event relating to the Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index at the time when the Final Level is determined. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the

Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent, Index Sponsor and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE TRADING VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The trading value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

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the value of the Index, which will in turn be affected by interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on crude oil, heating oil, aluminum, gold, corn and wheat), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents as reflected in the volatility of the Index; and

•	the creditworthiness of the Issuer.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL INDEX CONSTITUENT — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents also may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents will reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain and no assurance can be given that the IRS or the courts will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for a security, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received prior to the applicable redemption date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—

OPTIMUM YIELD™ EXCESS RETURN

The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time (as described below).

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Recomposition of the Index occurs monthly and the Recomposition Period normally lasts for a number of Index Business Days (as defined below). In addition, the Index is rebalanced annually on or around the 6th Index Business Day of November.

Deutsche Bank AG, London Branch (the “Index Sponsor”) will publish the Index closing level for each trading day on Bloomberg ticker [DBLCOYER <Index>] or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Index. The reference to the Index Sponsor’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this term sheet.

Calculation of the Index Closing Level

The Index Sponsor established the Index in December 1988 (the “Base Date”). The Index Sponsor will calculate the Index closing level on an “excess return” basis on each Index Business Day by (i) taking the sum of the Weighted Closing Prices of each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards. The excess return is equal to the percentage change in the underlying commodity futures market.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular Index Business Day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On June 27, 2007, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	20.579%
Crude Oil	NYMEX	33.439%
Aluminum	LME	12.867%
Gold	COMEX	9.763%
Corn	CBOT	11.028%
Wheat	CBOT	12.324%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”), re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”), expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CBOT, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the trading day immediately following the trading day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Optimum Yield

The Index’s “Optimum Yield” component employs a rules-based approach when it rolls from one futures contract to another: Rather than selecting the new futures contract based on a pre-defined schedule, the Index rolls to a successor futures contract from a list of tradable futures contracts that are to expire within the next thirteen months in a manner that seeks to generate the maximum implied roll yield. In this way, the Index seeks to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets.

If the price of a commodity futures contract is greater than the spot price, the market is in contango. If the price of a commodity futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiration of the futures contract decreases, as a general matter the price will move toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling; the opposite is true for a market in backwardation.

On the first day of each month that is a business day in New York, each futures contract currently in the Index is tested for continued inclusion in the Index based on the month in which the contract delivery of the underlying Index Constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For example, if the first New York business day is July 1, 2007, and the delivery month of a futures contract currently in the Index is August 2007, a new contract with a later delivery month will be selected.

For each Index Constituent, the new commodity futures contract selected will be the contract with the maximum implied roll yield based on the closing price for each eligible contract. An eligible contract is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the Index, and (ii) no later than the 13th month after the applicable first New York business day. For example, if the applicable first New York business day is July 1, 2007, and the delivery month of a futures contract currently in the Index is August 2007, the delivery month of an eligible new contract must be between September 2007 and October 2008. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th business day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period new notional holdings are calculated. The calculations for the Instrument Amount leaving the Index and the Instrument Amount entering the Index are different.

The “excess return” calculation value (in respect of an Index Constituent on any Index Business Day during a Recomposition Period is the sum of (i) the product of (A) the existing Instrument Amount for such Index Constituent for such Index Business Day and (B) the Closing Price for such Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Index Constituent for such Index Business Day and (B) the Closing Price for such Index Constituent for such Index Business Day;

Determining the Instrument Amount on a Rebalancing Day

The Index is rebalanced on an annual basis on the 6th business day of November, subject to extension in the event of a Market Disruption Event, to rebalance its composition to the Index Base Weight.

“Index Base Weight” means the weightings assigned to each Index Commodity on the Base Date being:

•	in respect of Crude Oil, 35.00%;

•	in respect of Heating Oil, 20.00%;

•	in respect of Aluminum, 12.50%;

•	in respect of Gold, 10.00%;

•	in respect of Corn, 11.25%; and

•	in respect of Wheat, 11.25%.

In case the rebalancing date is a Valid Date in respect of all Index Constituents, the rebalancing period is the rebalancing date. If not, the rebalancing period is the period from and including the rebalancing date to and including the latest rebalancing extension date.

Definitions of Valid Dates, Exchange Business Days and Index Business Days:

“Exchange Business Day” means, in respect of an Index Constituent, a day which is (or, but for the occurrence of a Market Disruption Event or Force Majeure Event would have been) a trading day for the Exchange Traded Instruments relating to such Index Constituent on the relevant exchange.

“Valid Date” means an Exchange Business Day on which a Market Disruption Event in respect of such Index Constituent or a related Exchange Traded Instrument does not occur.

“Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Market Disruption Events and Force Majeure Events

If the Index Sponsor is required on an Index Business Day to calculate the closing price for an Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Index Constituent underlying such instrument.

The Index Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; (ii) defer publication of information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists, or (iii) permanently cancel publication of the information relating to the DBLCI-OY.

Change in the Methodology of the Index

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

Set forth below are the high, low and period end closing levels of the Index for each calendar quarter since December 1, 1988 through the second calendar quarter of 2007 (ending June 27, 2007). The closing level of the Index on June 27, 2007 was 493.55.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement.

You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our notes.